U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Intermarket Corp.
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   (Last)                           (First)             (Middle)

667 Madison Avenue
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                                    (Street)

New York                             NY                  10021
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Darling International Inc.; DAR
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


August 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                           8/9/00         S               5,000       D      1.13     702,626(1)     D
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Common Stock                           8/10/00        S              11,000       D      1.00     1,011,078(2)   D
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Common Stock                           8/10/00        S               8,000       D      1.0625   46,800(3)      D
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Common Stock                           8/10/00        S               2,000       D      1.125
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:
(1) These securities are owned solely by Fernwood Associates, L.P., who is a member of a group with Intermarket Corp., Fernwood Restructurings, Limited and Fernwood Foundation Fund, L.P.
(2) These securities are owned solely by Fernwood Restructurings, Limited.
(3) These securities are owned solely by Fernwood Foundation Fund, L.P.

/s/ David B. Forer                                         February 27, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            Joint Filer Information

Name:     Fernwood Associates, L.P.
Address:  667 Madison Avenue
          New York, N.Y. 10021
Designated Filer:   Intermarket Corp.
Issuer & Ticker Symbol:   Darling International Inc.(DAR)
Date of Event(s) Requiring Statement:   8/9/00 and 8/10/00

Signature: /s/ David B. Forer
           David B. Forer, General Partner

                            Joint Filer Information

Name:     Fernwood Restructurings, Limited
Address:  Palm Chambers
          P.O. Box 119
          Road Town
          Tortola, British Virgin Islands
Designated Filer:   Intermarket Corp.
Issuer & Ticker Symbol:   Darling International Inc.(DAR)
Date of Event(s) Requiring Statement:   8/9/00 and 8/10/00

Signature: /s/ David B. Forer
           David B. Forer, Director

                            Joint Filer Information

Name:     Fernwood Foundation Fund, L.P.
Address:  667 Madison Avenue
          New York, NY 10021
Designated Filer:   Intermarket Corp.
Issuer & Ticker Symbol:   Darling International Inc.(DAR)
Date of Event(s) Requiring Statement:   8/9/00 and 8/10/00

Signature: /s/ David B. Forer
           David B. Forer, General Partner

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